Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 09-12
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer
Phone: (337) 896-6664

OMNI REPORTS THIRD QUARTER 2009 RESULTS

CARENCRO, LA – November 4, 2009 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today reported a third quarter 2009 net loss of $(0.8) million, or $(0.05) per diluted share, on revenues of $28.4 million, compared to net income of $4.1 million, or $0.15 per diluted share, on revenues of $53.3 million for the same period of 2008. The decrease in net income is mainly the result of reduced activity across all of OMNI’s business lines, except for Environmental Services, which has maintained activity levels consistent with the same quarter in the prior year.

Brian J. Recatto, President and Chief Executive Officer commented, “We continue to face soft market conditions across most of our business segments. While the process continues to be tough, especially for our loyal and hardworking employees, we are gratified that we are reducing our cost structure to levels at which we believe we can sustain our business and maintain our ability to participate in the eventual market recovery.”

Mr. Recatto continued, “We are cautiously optimistic that North American exploration and seismic drilling activity has bottomed out as natural gas prices, as well as the land based rig count, have recently experienced small increases. However, we do not expect to see significant recovery in our business or markets until natural gas prices exhibit more consistent strength and stability, and we anticipate there will be continued pressure on pricing well into 2010. In our core businesses, we continue to be proactive in managing costs while remaining focused on delivering quality service to our clients. Much of the credit goes to our employees as it is their sacrifice and commitment to service and innovation that continues to set OMNI apart and make us a preferred supplier to our clients. Furthermore, our expanded geographic footprint will allow us to build market share as the rig count increases.”

Financial Highlights

— Revenues: Third quarter 2009 revenues decreased by $24.9 million to $28.4 million as compared to the third quarter of 2008. We experienced reduced activity across most of our service lines due to generally suppressed business levels in the markets that we serve.

— Operating income: Third quarter 2009 Operating income decreased by $8.4 million, to an operating loss of $(0.3) million as compared to the third quarter 2008 due in large part to contraction in our activity levels in response to lower demand for services in support of the oil and gas sector as reflected by our reduced revenue generation. Additionally, we recognized an additional impairment of $0.2 million on a corporate aircraft that is currently held for sale to reflect its current market value.

— Net interest expense: Third quarter 2009 Net interest expense decreased by $0.8 million to $0.7 million due primarily to reduced interest rates as well as generally lower debt levels as a result of scheduled principal payments.

— Income tax expense: The effective tax rate, reflected as a benefit for the third quarter 2009 was 10.0% compared to 38.5% in the same period in 2008 due to the effect of permanent differences on a loss before tax compared to income before tax in the same period of 2008.

— Earnings before interest, taxes, depreciation and amortization, other income (expense), non-cash stock compensation and gain on debt extinguishment (“Adjusted EBITDA”): Third quarter 2009 Adjusted EBITDA was $3.6 million, 70.5% lower than the $12.2 million of Adjusted EBITDA reported for the comparable 2008 period. Adjusted EBITDA, which is a non-GAAP financial measure, is provided to allow investors to better understand OMNI’s financial performance. Please refer to the last page of this press release for the reconciliation of net income to Adjusted EBITDA, including a discussion of why OMNI believes this non-GAAP financial measure is useful.

— Balance Sheet: Total debt was $54.1 million and cash and cash equivalents were $2.6 million for a net debt position of $51.5 million as of September 30, 2009, compared to $76.7 million of total debt and $73.4 million of net debt at the same time last year. As of September 30, 2009, we had $14.5 million of capacity under our revolving credit facility of which $4.0 million was being utilized for standby letters of credit and other contingencies.

OMNI and its lenders are working toward an amendment of its senior credit facility to be more reflective of current market conditions and OMNI’s business needs. While a formal agreement has not yet been reached, the agent bank has indicated that the amendment will include a waiver of the third quarter 2009 fixed charge coverage covenant eliminating the effects of any potential default condition for that period in accordance with bank policy.

Mr. Recatto concluded, “We have maintained our new business prospecting and technology initiatives and we are encouraged that some of that innovation is now being deployed in the field, in particular, our I.M.P.A.C.T. ™ cleaning technology. Additionally, we were awarded our first contract in the Marcellus shale region of the Northeastern United States, signifying the sustained strength of our capabilities in the face of robust competition and a tight marketplace. We secured that business in our Seismic Services segment and plan to expand our other service lines in the region as well. Moreover, we continue to focus on building our Environmental Services segment with a greater emphasis on production driven activities in order to achieve a better balance in revenue generation between our drilling and production services. We believe that we will continue to outperform our peers despite the current challenges facing the energy services industry as we continue to provide the level of service our clients have come to expect.”

Conference Call

OMNI will conduct a conference call at 2:00 P.M. CST on Thursday, November 5, 2009, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (888) 389-5997, confirmation code 7971524, in the United States or (719) 325-2286, confirmation code 7971524, from outside the United States.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Services (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the efficacy of I.M.P.A.C.T. ™ cleaning technology and timely receipt of the related patent, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, the completion of strategic transactions under consideration by OMNI, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
	(in thousands, except per share amounts)

Operating revenue

Services	$40,676	$22,844	$111,496	$75,926

Rentals	12,608	5,515	31,669	19,938

Total operating revenue	53,284	28,359	143,165	95,864

Operating expenses:

Direct costs (exclusive of depreciation and amortization shown separately below)

Services	27,856	17,206	79,524	53,702

Rentals	6,392	2,883	15,945	10,459

Depreciation and amortization	3,620	3,365	9,776	10,145

General and administrative expenses	7,282	5,007	23,417	17,707

Total operating expenses	45,150	28,461	128,662	92,013

Impairment of fixed assets	—	164	—	237

Operating income (loss)	8,134	(266)	14,503	3,614

Interest expense	(1,518)	(691)	(5,231)	(2,414)

Other income (expense), net	65	18	(137)	16

Income (loss) before provision for income taxes	6,681	(939)	9,135	1,216

Provision for income tax (expense) benefit	(2,572)	94	(3,688)	(896)

Net income (loss)	4,109	(845)	5,447	320

Dividends on preferred stock	(123)	(122)	(367)	(363)

Net income (loss) available to common stockholders	$3,986	$(967)	$5,080	$(43)

Basic income (loss) per share:

Net income (loss) available to common stockholders	$0.20	$(0.05)	$0.26	$0.00

Diluted income (loss) per share:

Net income (loss) available to common stockholders	$0.15	$(0.05)	$0.21	$0.00

Weighted average common shares outstanding:

Basic	19,919	20,931	19,460	20,747

Diluted	27,480	20,931	26,384	20,806

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), non-cash stock-based compensation and gain or loss on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of our performance using the same measurements that management uses. Adjusted EBITDA is an indication of our ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income (loss), earnings (loss) per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three and nine months ended 2008 and 2009.

OMNI ENERGY SERVICES CORP.

OTHER FINANCIAL DATA

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
	Actual	Actual	Actual	Actual
Net income (loss)	$4.1	$(0.8)	$5.4	$0.3
Plus (less):
Interest	1.5	0.7	5.2	2.4
Loss on disposal of fixed assets	—	—	0.3	0.3
Impairment of fixed assets	—	0.2	—	0.2
Other (income) expense	(0.1)	—	0.1	—
Depreciation and amortization	3.6	3.4	9.8	10.1
Non-cash stock items	0.5	0.2	1.0	1.2
Income tax expense (benefit)	2.6	(0.1)	3.7	0.9

Adjusted EBITDA	$12.2	$3.6	$25.5	$15.4

OMNI&